Exhibit 10.10

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AGREEMENT

This Agreement (“Agreement”), dated as of August 1, 2004, is between Union Bankshares Corporation, a Virginia corporation and sole shareholder of Rappahannock National Bank, a national banking association (collectively the “Company”), and Michael T. Leake (the “Executive”) and is amended as of December 31, 2008, in order to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, to provide as follows.

1. Purpose

The Company recognizes that the possibility of a Change in Control exists and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Executive to continue employment after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

Furthermore, the Company has freely given Executive given access to confidential information in order for Executive to assist Executive in the accomplishment of his duties and responsibilities as President and CEO of Rappahannock National Bank and Executive agrees to restrict his conduct with respect to such confidential information as set forth in this Agreement should he terminate his employment with the Company prior to a Change in Control of the Company (as defined in Section 13).

2. Term of the Agreement

(a) This Agreement will be effective on August 1, 2004 and will expire on December 31, 2004; provided that on January 1, 2005 and on each January 1st thereafter (each such January 1st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to the Executive no later than September 30th before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

(b) In the event the Executive is terminated without Cause prior to a Change in Control of the Company (as defined in Section 13), the Company will at its election either (i) pay to the Executive in lump sum equal to one-half of the annualized base salary of the Executive immediately prior to such termination, in which event the provisions of Section 7 shall remain in full force and effect or (ii) pay to the Executive in lump sum the greater of the amount due to Executive under the terms of the Union Bankshares Corporation Severance Plan (as in effect at the time of such termination) or one-quarter of the Executive’s annualized base salary of the Executive immediately prior to such termination, in which event the provisions of Section 7(iv) shall become immediately terminate. Notwithstanding the foregoing, if the Executive is a Key Employee (as defined in Section 5(f)) on the Date of Termination, any lump sum payment payable to the Executive under this Section 2(b) shall not be paid until the first day of the seventh month following the Date of Termination.

3. Employment After a Change in Control

If a Change in Control of the Company (as defined in Section 13) occurs during the Change in Control Period and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4. Terms of Employment

(a) Position and Duties. During the Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 35 miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each year ending during the Employment Period and for which the Executive is employed on the last day of the year an annual bonus (the “Annual Bonus”) in cash at least equal to the average annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than two and a half months after the end of the year for which the Annual Bonus is awarded.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v) Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi) Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment Following a Change in Control

(a) Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the

Employment Period, it may terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to perform his duties with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Company or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

(c) Good Reason; Window Period. The Executive’s employment may be terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by the Executive without any reason. For purposes of this Agreement, the “Window Period” means the 45-day period beginning on the later of the one-year anniversary of the Change in Control Date or the date of closing of the corporate transaction that is the subject of shareholder approval in Section 12. For purposes of this Agreement, “Good Reason” means:

(i) a material reduction in the Executive’s duties or authority;

(ii) a failure by the Company to comply with any of the provisions of Section 4(b);

(iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

(iv) the failure by the Company to comply with and satisfy Section 7(b); or

(v) the Company fails to honor any term or provision of this Agreement;

(d) Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason or during the Window Period shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive during the

Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

(f) Key Employee. “Key Employee” shall have the meaning assigned to that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which generally defines a Key Employee as an employee who, with respect to a publicly traded company, is (a) one of the top fifty most highly compensated officers with an annual compensation in excess of $130,000 (as adjusted from time to time by Treasury Regulations), (b) a five percent owner of the Company, or (c) a one percent owner of the Company with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury Regulations).

6. Compensation Upon Termination

(a) Termination Without Cause or for Good Reason or During Window Period. The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason or during the Window Period.

(i) Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination. Notwithstanding the foregoing, if the Executive is a Key Employee on the Date of Termination, then to the extent the Accrued Obligations constitute deferred compensation under Code Section 409A, the Accrued Obligations shall not be paid until the first day of the seventh month following the Date of Termination.

(ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.0 times the Executive’s Final Compensation. For purposes of this

Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination; however, (1) if the Executive is a Key Employee on the Date of Termination, the Salary Continuation Benefit shall not be paid until the first day of the seventh month following the Date of Termination; or (2) if the Date of Termination occurs more than two years after the Change in Control Date, the Salary Continuation Benefit will be paid in the form of periodic salary payments as if the Executive had not been terminated.

(iii) Welfare Continuance Benefit. For 24 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which the Executive or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

(b) Death. If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and six months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive’s spouse and other dependents for 24 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c) Disability. If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and six months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination unless the Executive is a Key Employee on the Date of Termination, in which case these amounts shall not be paid (or begin to be paid) until the first day of the seventh month following the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 24 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or during the Window Period, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

(e) Gross-Up Payment. In the event any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(e)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (collectively, the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any income taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 6(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Company immediately prior to the Executive’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Company, and any determination by the Accounting Firm will be binding upon the Company and the Executive. Any Gross-Up Payment, as determined pursuant to this Section 6(e), will be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm’s determination, but in no event shall it be paid later than the end of the year next following the year in which the Executive initially paid the Excise Tax.

(i) If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.

(ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of the Executive, but in no event shall it be paid later than the end of the year next following the year in which the Executive initially paid the Excise Tax.

7. Non-Disclosure of Confidential Information; Non-Competition, Etc.

(a) Executive represents that he has been informed that it is the policy of the Company to maintain as secret and confidential all information (1) related to the products, processes and/or business concepts used by Company, and (2) relating to customers and employees of the Company (“Confidential Information”), and Executive further acknowledges that such Confidential Information is of great value to the Company and is property of the Company. The parties recognize that the services performed by Executive are special and unique, and that by reason of his employment by the Company, he has acquired Confidential Information. Accordingly, Executive will not directly or indirectly (except where authorized by the Chief Executive Officer of Union Bankshares Corporation or the Board or any committee of the Board of Union Bankshares Corporation or subsequent to a Change in Control) during the term of this Agreement and for a period ending six months after the termination of this Agreement (the “Restricted Period”):

(i) Divulge to any persons, firms or entities other than the Company and its affiliates (hereinafter referred to as “Third Parties”), or use, or cause to authorize any Third Parties to use, any such Confidential Information, or any other information regarded as confidential and valuable by the Company which he knows or should know is confidential and valuable by the Company;

(ii) Solicit or cause or authorize, directly or indirectly, to be solicited for employment, for or on behalf of himself or Third Parties, any persons who are at the time of such solicitation employees of the Company;

(iii) Employ or cause or authorize, directly or indirectly, to be employed, for or on behalf of himself or Third Parties, any employees of the Company;

(iv) Accept employment (in any capacity) in Rappahannock County with any business, firm, corporation, partnership or entity engaged in banking activities that are comparable to those of the Company;

(v) Solicit or cause or authorize, directly or indirectly, to be solicited, for or on behalf of himself or Third Parties, any business with respect to which Company is engaged, from Third Parties who were, at any time during the Restricted Period, customers of the Company;

(vi) Accept or cause or authorize, directly or indirectly, to be accepted, for or on behalf of himself or any Third Party, any such business from any customers of the Company during the Restricted Period;

(vii) Remove from the Company’s premises and retain any information (including, but not limited to Confidential Information), regardless of medium, related to the business and procedures acquired, developed and/or used by Company.

(b) Any breach, threatened breach, or alleged breach of any provision of this Section 7 shall entitle Company, in addition to other legal remedies available to it, to apply to a court of competent jurisdiction to enjoin such breach, threatened breach or alleged breach. Each restriction will be construed as a separate and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not affect the enforceability of the remaining restrictions. No waiver of any breach of such restrictions shall be deemed a waiver of a subsequent breach.

8. Binding Agreement; Successors

(a) This Agreement will be binding upon and inure to the benefit of the Executive (and his personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Company” refers to Union Bankshares Corporation or its successors.

9. Fees and Expenses; Mitigation

(a) The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is upheld by a court of competent jurisdiction. The Company shall reimburse the foregoing costs on a current basis after the Executive submits a claim for reimbursement with the proper documentation of the expenses, provided that no expense will be reimbursed after the end of the year following the year in which the expense is incurred.

(b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

10. No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

11. Continuance of Welfare Benefits Upon Death

If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 24-month coverage period. The Executive’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 24-month period.

12. Notice

Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his last known address.

13. Definition of a Change in Control

No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” means:

(a) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(b) Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

(c) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

(ii) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company.

(e) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

14. Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

16. Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(Signatures appear on the following page)

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Union Bankshares Corporation by its duly authorized officer, and by the Executive, as of the date first above written.

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Michael T. Leake
Michael T. Leake